XTL BIOPHARMACEUTICALS LTD.

2001 EMPLOYEE SHARE OPTION PLAN

A. NAME AND PURPOSE

1. Name: This plan, as amended from time to time, shall be known as the "XTL Biopharmaceuticals Ltd. 2001 Employee Share Option Plan” (the "Plan").

2. Purpose: The purpose and intent of the Plan is to provide incentives to the employees and selected directors of XTL Biopharmaceuticals Ltd. (the "Company") and its subsidiaries by providing them with options to purchase Ordinary Shares, nominal value 0.02 New Israeli Shekels each (the "Shares"), of the Company in order to (a) align the interests of employees, directors and consultants with shareholders interests; (b) create a long-term incentive to employees, directors and consultants; (c) to attract skilled managers and employees to the Company; and (d) to achieve greater motivation of employees and enhance employee retention.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3. Administration:

3.1 The Plan will be administered by the Board of Directors of the Company (the "Board") or by a remuneration committee appointed by the Board (the "Committee"), which, if appointed, will consist of such number of Directors of the Company as may be fixed, from time to time, by the Board. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3 Subject to the general terms and conditions of this Plan, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine (i) the persons ("Grantees") to whom options to purchase Shares ("Option(s)") shall be granted, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. Notwithstanding the aforesaid, the actual issuance of the Options to the Grantees will only be valid following a resolution of a duly convened Board meeting of the Company.

3.4 The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. In addition to the aforesaid, the Committee shall have full authority in its discretion to create sub-plans to the Plan which shall incorporate such amendments as the Committee shall deem fit in order to facilitate the operation of the Plan in any jurisdiction required taking into consideration, among other things, tax issues, corporate governance issues and applicable securities and regulatory regulations and legislation (the “Sub-plans”, the term Plan shall hereinafter be deemed to include any Sub-plan created by the Committee). No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4. Eligible Grantees: The Committee, at its discretion, may determine to grant Options to any employee of the Company or its subsidiaries (including officers and directors who are employees), who devote substantially the whole of their working time to the business of the Company and its subsidiaries. Anything in this Plan to the contrary notwithstanding, all grants of Options to Directors and Office Holders -"Nosei Misra" - as such term is defined in the Israeli Companies Act - 1999, as amended from time to time (the "Companies Act") -shall be authorized and implemented only in accordance with the provisions of the Companies Act. The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other stock option plan of the Company.

5. Grant of Options in Trust:

5.1 Subject to Section 7.1 hereof, the effective date of the grant of an Option (the "Date of Grant") shall be the date upon which the Board decided to issue the Options to the Grantee in accordance with the determination of the Committee to award such Options to the Grantee; except that in the event of grant of options in accordance with Section 10.1(a) below, the decision of the Board to issue the Options to the Grantee shall be at least 30 days after the delivery by the Company to the appropriate income tax authorities of a notice pertaining to the appointment of the Trustee and the adoption of the Plan. The Committee shall promptly give the Grantee written notice (the "Notice of Grant") of the grant of an Option following the official issuance of the Options by the Board. Options may only be granted subject to the terms herein and the grant must fall during a period of forty two days (“Open Periods”) immediately following the date of any of the following:-

(a) the approval and adoption of the Plan by the Company in general meeting;

(b) the announcement of the interim results of the Company;

(c) the preliminary announcement of the final results of the Company;

(d) the issue of any prospectus, listing particulars or other document containing equivalent information relating to Shares;

(e) in relation to any Director of the Company or subsidiary of the Company (an “Executive”) who the Committee determines shall be granted an Option upon his becoming an Executive, his so becoming an Executive; or

(f) an event which the Committee in its absolute discretion deems sufficiently exceptional to justify the grant of an Option.

5.2 Anything herein to the contrary notwithstanding, all Options granted under the Plan shall be granted by the Company to a trustee designated by the Board and approved by the appropriate tax authorities (the "Trustee"). The Trustee shall hold each such Option in trust (the "Trust") for the benefit of the Grantee in respect of whom such Option was granted (the "Beneficial Grantee"), and no Options shall be released from the Trust until the vesting of such Options pursuant to Section 10.3 hereof and in the event of the grant of Options under Section 10.1(a), until at least two (2) years from the Date of Grant have expired (the "Release Date") taking into consideration the tax implications from such release. From and after the Release Date, upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted and exercise them on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release and exercise any such Options on behalf of the Beneficial Grantee unless the latter, prior to, or concurrently with, such release and exercise, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes and/or compulsory payments, if any, required to be paid upon such release and exercise have, in fact, been paid or the Trustee has withheld any and all taxes required to be paid on such options prior to the release and exercise for payment by the Trustee to the appropriate tax authorities.

6. Limits (the Company)

6.1 No Option to subscribe for Shares shall be granted if immediately thereafter (the “relevant time"):

(a) the aggregate nominal amount of Shares in respect of which options to subscribe for Shares (“Subscription Options”) would then have been granted would, when added to the aggregate nominal amount of the issued and outstanding share capital of the Company (the “Ordinary Share Capital”) which has already been placed under option to be issued (whether or not issued at the relevant time) under any other share option schemes or has already been issued under any other employees' share schemes of the Company (other than share option schemes) during the ten years preceding the relevant time exceed 10% of the aggregate nominal amount of the Ordinary Share Capital at the relevant time or

(b) the aggregate nominal amount of Shares in respect of which Subscription Options (other than Options which are Super Options, as defined below) would then have been granted would, when added to the aggregate nominal amount of Ordinary Share Capital which has already been placed under option to be issued (whether or not issued at the relevant time) under any other share option schemes of the Company (other than options under savings related share option schemes approved under Schedule 9 to the United Kingdom Companies Act 1985 (the “Act”) and other than options which are Super Options) during the ten years preceding the relevant time exceed 5% of the aggregate nominal amount of Ordinary Share Capital in issue at the relevant time

6.2 In this Section 6 and in Sections 7 and 8 references to Shares in respect of which Subscription Options have been granted and to Shares or Ordinary Share Capital placed under option to be issued shall exclude Shares or Ordinary Share Capital in respect of which:

(a)  an option has lapsed or has been cancelled; and

(b) Subscription Options have been granted before September 26, 2000, the date upon which the Company’s ordinary share capital was admitted to the Official List of London Stock Exchange (“Flotation”)

7. Limits (“Executives”)

7.1 No Option shall be granted to any Grantee if his normal anticipated retirement date is within 2 years of the Date of Grant.

8. Super Options

8.1 A “Super Option” is an Option or other option to acquire Shares the exercise of which is subject to performance conditions considered by the Committee to be materially more stretching than those commonly applied by similar companies whose shares are listed on the Official List of the UK Listing Authority

8.2 No Subscription Option which is a Super Option shall be granted if immediately thereafter (the “relevant time") the aggregate nominal amount of Shares in respect of which Subscription Options which are Super Options would then have been granted would, when added to the aggregate nominal amount of Ordinary Share Capital in respect of which options to subscribe which are Super Options have been granted under any other share option schemes during the ten years preceding the relevant time exceed 5% of the aggregate nominal amount of Ordinary Share Capital in issue at the relevant time.

9. Reserved Shares: The Company has reserved 11,000,000 authorized but unissued Shares for purposes of the Plan subject to adjustments as provided in Section 14 hereof. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

10. Grant of Options:

10.1 The Committee in its discretion may determine to award to Grantees Options to purchase Shares in the Company available under the Plan in accordance with Sub-plans created to facilitate any of the following tax rules:

(a) To Israeli Grantees-
(i) in accordance with the provisions of Section 102 of the Income Tax Ordinance [New Version] 1961 (the “Israeli Tax Ordinance”); or
(ii) in accordance with the provisions of Section 3(9) of the Israeli Tax Ordinance; and

(b) To US Grantees-
(i) “Incentive stock options” within the meaning of section 422 of the United States Internal Revenue Code of 1986 (the “Code”); or
(ii) “Nonqualified stock options” as defined in the Code.

10.2 The Notice of Grant shall state, inter alia, the number of Shares covered thereby, the schedule pursuant to which such Options shall vest, the Beneficial Grantee thereof, the terms and conditions under which the Beneficial Grantee shall be entitled to pay for, and acquire, the Shares, the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan. The Committee shall take into consideration in its determination of the allocation of Options to Grantees, among other matters, the following considerations:

(a) The current market demand for similar positions of the Grantees;
(b) The required experience needed by the position held by the Grantee;
(c) The level of managerial responsibility afforded to the Grantee; and
(d) The possible negative impact of the Grantee’s termination of legal relationship with the Company.

10.3 The Options granted under the Plan shall be issued subject to a vesting schedule providing that the Grantee may exercise one third (1/3) of any Options granted to him/her upon the second, third and fourth anniversary of the Date of Grant (each of such dates a “Vesting Date”) provided that at each Vesting Date a legal relationship exists between the Grantee and the Company.

10.4 Without derogating from the rights and powers of the Committee under Section 10.2 hereof, unless otherwise specified in the Notice of Grant, each Option under the Plan shall be for a term of ten (10) years.

11. Exercise Price: The exercise price per Share covered by each Option shall be the market value of a Share on the Date of Grant of such Option as determined by the Committee or (if the Shares are for the time being listed in the Daily Official List of the London Stock Exchange) the average of the middle market quotations (as derived from the said Daily Official List) of a Share for the three immediately preceding dealing days before the Date of Grant of such Option. That average price shall be in US Dollars calculated in accordance with the representative rate of US Dollars in GB Sterling on the day preceding the Date of Grant (the “Exercise Price”).

12. Exercise of Options:

12.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

12.2 The exercise of an Option shall be made by a written notice of exercise (the "Notice of Exercise") delivered by the Trustee (after receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment of the Exercise Price therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

12.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 13 hereof, if any Option has not been exercised and the Shares covered thereby not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

12.4 Each payment of the Exercise Price for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

13. Termination of Legal Relationship:

13.1 In the event that a legal relationship between the Company and the Grantee ceases, for any reason, all Options theretofore granted to such Grantee shall terminate as follows:

(a) If the Grantee’s cessation of legal relationship is due to such Grantee’s death or “Disability” (as hereinafter defined), such Option (to the extent exercisable at the time of the Grantee’s cessation of legal relationship) shall be exercisable by the Grantee’s legal representative, estate of other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of twelve (12) months following such cessation of legal relationship (but in no event after the expiration date of such Option), and shall thereafter terminate. For purposes hereof, Disability shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues or is expected to continue for at least twelve (12) months.

  (b) If the Grantee’s cessation of legal relationship by the Company (hereinafter “Dismissal”) is for “cause”, such Grantee’s Options, both vested and unvested, shall expire immediately upon Dismissal. For the purpose hereof “cause” is defined as willful misconduct, disregard of directives and policies of the board of directors of the Company, conviction of a felony, acts of theft, embezzlement or self dealing, misappropriation of trade secrets, or any material breach of the agreement between the Grantee and the Company where such breach is not remedied within thirty (30) days after service of notice by the Company specifying the breach complained of and (if remediable) requiring remedy of it.

(c) If the Grantee’s Dismissal is not for “cause” (as defined in subsection (b) above), the Grantee shall be entitled to exercise, in addition to all Options vested up to his/her date of Dismissal, a relative number of unvested Options included in the next Vesting Date, such relative number to be calculated as the number of full days completed (as of the date of Dismissal) since the previous Vesting Date (or the date of Grant, as applicable), divided by the number of days between the previous Vesting Date (or the date of Grant, as applicable) and the next Vesting Date. Exercise may take place at any time during the twelve (12) months following such cessation of legal relationship (but in no event after the expiration date of such option), and shall thereafter terminate. In the event that the Dismissal occurs prior to the first anniversary of the Grant of Options, the Grantee shall not be entitled to any Options and all Options granted to the Grantee shall ipso facto expire and cease to have any legal effect.

(d) If the Grantee’s cessation of legal relationship is for any other reason, such Options which have vested prior to such termination (to the extent exercisable at the time of the Grantee’s cessation of legal relationship) shall be exercisable for a period of ninety (90) days following such cessation of legal relationship, and shall thereafter terminate; provided, however, that if the Grantee’s dies within such ninety-day period, such Options (to the extent exercisable at the time of the Grantee’s cessation of legal relationship) shall be exercisable by the Grantee’s legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of twelve (12) months following the Grantee’s death (but in no event after the expiration date of such Option), and shall thereafter terminate. Notwithstanding the aforesaid, the Committee may, in its sole discretion, extend the ninety-day period by an additional ninety-day period in the case of a Substantial Lack of Trading in the Company’s shares. A “Substantial Lack of Trading” is defined when in the preceding four (4) weeks the average weekly trade in the Company’s shares was less than 0.5% of the Company’s issued and outstanding share capital.

(e) If the Grantee’s cessation of legal relationship is due to such Grantee’s retirement, such Option (to the extent exercisable at the time of the Grantee’s cessation of legal relationship) shall be exercisable by the Grantee for a period of twelve (12) months following such cessation of legal relationship (but in no event after the expiration date of such Option), and shall thereafter terminate. provided, however, that if the Grantee’s dies within such twelve-month period, such Options (to the extent exercisable at the time of the Grantee’s cessation of legal relationship) shall be exercisable by the Grantee’s legal representative, estate or other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of twelve (12) months following the Grantee’s death (but in no event after the expiration date of such Option), and shall thereafter terminate.

13.2 Notwithstanding the foregoing provisions of Section 13.1, the Committee may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 13.1, but in no event beyond the term of the Option.

14. Adjustment Upon Changes in Capitalization

14.1 Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

14.2 In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Grantee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, each Option will terminate immediately prior to the consummation of such proposed action.

14.3 In the event of a consolidation or the merger of the Company with or into another corporation as a result of which the Company is not the surviving entity, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, and the following shall apply:

(a) The vesting of the Options shall remain the same except that 25% of the remaining unvested Options at the time of consolidation or merger shall become immediately vested; and

(b) In the event that the Grantee shall be dismissed prior to the first anniversary of the consolidation or merger not for “cause”, then an additional 25% of the remaining unvested Options at the time of consolidation or merger shall become immediately vested upon such dismissal.

15. Changes in Control

15.1 If at any time before the expiry of the Option Period of an Option any person obtains control (as such term is defined in Section 840 of the Income and Corporation Taxes Act 1988, a United Kingdom Statute) (“Control”) of the Company as a result of making:

(a) a general offer to acquire the whole of the issued Ordinary Share Capital of the Company (or the whole other than any such share capital already held at the date of the offer by, or by a nominee for, the offeror or any subsidiary thereof), which offer is made on a condition such that if it is satisfied the person making the offer will have Control of the Company,
or
(b) a general offer to acquire all the Shares (or all other than any such Shares already held at the date of the offer by, or by a nominee for, the offeror or any subsidiary thereof) the Option Holder shall be entitled within a period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied:

(i) to exercise that Option (but only within that period) subject to the vesting of such Options as set out in Section 10.3 above, or

(ii) if the offeror is a company, by agreement with the offeror, to release that Option in consideration of the grant to him of an equivalent option (as envisaged by Section 14.3)

15.2 If at any time before an Option has lapsed any person obtains Control of the Company as a result of an agreement with one or more shareholders of the Company to acquire any of the issued Ordinary Share Capital of the Company, the Option Holder shall be entitled within a period of six months beginning with the time such person has obtained Control of the Company and such agreement has become unconditional to exercise that Option (but only within that period) or if the offeror is a company, by agreement with the offeror, to release that Option in consideration of the grant to him of an equivalent option (as envisaged by Section 14.3).

15.3 An exercise of an Option pursuant to this Section 15 may take place before the Option has vested pursuant to Section 10.3 but may not take place after that Option has lapsed or expired.

16. Non-Transferability:

No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

17.  Terms and Amendment of the Plan:

17.1 The Plan was authorized by the Board on February 28, 2001 and by the shareholders of the company on May 3, 2001. The Plan shall expire on May 2, 2011 (except as to Options outstanding on that date), but such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Options and Shares held in the Trust at such time of expiration.

17.2 Subject to applicable laws, the Board may, at any time and from time to time, terminate or amend the Plan in any respect save that

(a) no amendment to the advantage of Executives or Option Holders may be made to the provisions of this Plan relating to:

(1) the persons to whom Options may be granted;

(2) the limitations on the number or amount of Ordinary Shares subject to this Scheme;

(3) the basis for determining the entitlement of an Executive or Option Holder to, and the terms of, Shares and for the adjustment thereof in the event of variation of capital (Rule without the prior approval of the Company in general meeting (save for minor amendments to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives or Option Holders or for the Company or the Group); and

(b)  In no event may any action of the Company alter or impair the rights of a Grantee, without his consent, under any Option previously granted to him.

18. Tax Consequences: All tax consequences and/or obligations regarding other compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax (and compulsory payment, if any) or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax (and compulsory payment, if any) from any payment made to the Grantee.

19. Miscellaneous:

19.1 Continuance of Legal Relationship: Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the legal relationship between the Company and any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue the legal relationship with the Company, or restrict the right of the Company to terminate such legal relationship at any time.

19.2 Governing Law: The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

19.3 Application of Funds: The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company.

19.4 Multiple Agreements: The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan,. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

19.5 Non-Exclusivity of the Plan: The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.